UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c.

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2016

Heavenstone Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-201314 (Commission File Number)	47-1445393 (IRS Employer Identification No.)

17800 Castleton Street, Suite 300, City of Industry, California 91748
(Address of principal executive offices, including zip code)

(626) 581-3335
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2016, our Board of Directors expanded the number of directors from three to five and, then, appointed Jack Jie Qin and Visman Chow, upon their determining that each of Messrs. Qin and Chow would serve as a director, to fill the two existing vacancies on our Board of Directors.  There are no existing committees of our Board of Directors to which Messsrs. Qin and Chow could have been appointed. Messrs. Qin and Chow are to serve until the next annual meeting of shareholders. Summaries of Messrs. Qin and Chow backgrounds follows:

Jack Jie Qin. Since November 2007, Mr. Qin has served as President, Chief Executive Officer and Chairman of the Board of Directors of EFT Holdings, Inc. (Symbol: EFTB), an e-business company. Since January 2004, Mr. Qin has served as President of EFT BioTech, Inc. From July 1998 to December 2002, Mr. Qin served as the President of eFastTeam International, Inc. located in Los Angeles, California. From June 1992 to December 1997, he served as the president of LA Import & Export Company located in Los Angeles, California. In May 1991, Mr. Qin earned an MBA from Emporia State University in Kansas. In May 1982, Mr. Qin graduated from Jiangxi Engineering Institute, located in Nanchang, China, with a major in Mechanical Engineering.

Visman Chow. Since July 2009, Mr. Chow has served as member of the Board of Directors EFT Holdings, Inc. From 1993 to 2012, Mr. Chow served as the chief lending officer and a director of Universal Bank. Between 1989 and 1993 Mr. Chow was the president of Unieast Financial Corporation. From 1979 to 1989, Mr. Chow was with Union Bank, where he managed a commercial real estate portfolio of approximately $50 million.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunder duly authorized.

Date: July 14, 2016.

HEAVENSTONE CORP.

By: /s/ WILLIAM E. SLUSS
William E. Sluss
Chief Financial Officer